Exhibit 99.2

Our Company

We believe we are one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, engineered films, and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction and automotive. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses comprised of a favorable balance of leading national customers as well as a collection of smaller local specialty businesses. We believe that we are one of the largest global purchasers of polyolefin resins. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace. Our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities. Our top 10 customers represented approximately 20% of our fiscal 2010 net sales with no customer accounting for more than 3% of our fiscal 2010 net sales. The average length of our relationship with these customers is over 18 years. Additionally, we operate more than 75 strategically located manufacturing facilities and have extensive distribution capabilities.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates.

Our Businesses

Demand for our plastic packaging products is driven by the consumption of consumer products, including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from the shift from metal, paper and glass containers to plastics, which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures. These new technologies have created many new market segment opportunities and avenues for significant growth.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally polypropylene and polyethylene resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: rigid open top, rigid closed top, specialty films, and tapes, bags and coatings.

Rigid Open Top

Our rigid open top division is comprised of three product categories: containers, foodservice items (drink cups, institutional catering and cutlery) and home and party. The largest end-uses for our containers are food and beverage products, building products and chemicals. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design process. Our product engineers work directly with customers to design and commercialize new products. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers. Our primary competitors include Airlite, Huhtamaki, Letica, Polytainers, Reynolds/Pactiv and Solo. These competitors individually only compete on certain of our open top products, whereas we offer an extensive selection of open top products.

Rigid Closed Top

Our rigid closed top division is comprised of three product categories; closures and overcaps, bottles and prescription containers, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription container packages, Tab II® pharmaceutical packages, and proprietary tube and closure designs. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. Combine our design expertise with our world class manufacturing facilities and we are uniquely positioned to take projects from creative concept to delivered end product. We utilize a broad range of manufacturing technologies, offering several different manufacturing processes, including various forms of injection, extrusion, compression, and blow molding, as well as decorating and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our quality system, which includes an emphasis on process control and vision technology, allows us to meet the increasingly high performance and cosmetic standards of our customers. Our primary competitors include Graham Packaging, Rexam, Reynolds and Silgan. With few exceptions, these competitors do not compete with us across multiple product lines and market segments. We believe that we are the only industry participant that offers the entire product line of our rigid closed top products described below. We have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations.

Specialty Films

Our specialty films division manufactures and sells primarily PE, PP and PVC-based film products. We manufacture both blown and cast films from 1 to 11 layer in a wide range of widths and gauges. Our principal products include agricultural film, institutional can liners, stretch film, shrink film, barrier and sealant films, personal care films, and PVC films. We have rotogravure and flexographic printing capabilities up to 10 colors. We have leading market positions in several market segments. We are a leader in the industry with proprietary, innovative products, using next generation materials and state of the art processes. Our competitors include Heritage, AEP, Intertape, Sigma and Bemis.

Tapes, Bags and Coatings

Our tapes, bags and coatings division manufactures and sells tape, adhesive, corrosion protective and PE-based film products to a diverse base of customers around the world. We offer a broad product portfolio of key product groups to a wide range of global end markets that include corrosion protection, HVAC, building and construction, industrial, retail, DIY, automotive, medical and aerospace. Our principal products include heat shrinkable and PE-based tape coatings, PE coated cloth tapes, splicing/laminating tapes, flame-retardant tapes, vinyl-coated tapes, trash bags, drop cloths, plastic sheeting and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes. We specialize in manufacturing laminated and coated products for a diverse range of applications, including flexible packaging, products for housing construction and woven polypropylene flexible intermediate bulk containers. We use a wide range of substrates and basic weights of paper, film, foil and woven and non-woven fabrics to service the residential building, industrial, food packaging, healthcare and military markets. Our primary competitors include Intertape Polymers, 3-M, ShurTape, Canusa, Denso, Cadillac, Coated Excellence, FortaFiber, PolyAmerica, Clorox and Reynolds/Pactiv.

Our Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:

Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines, including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; stretch films; and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy, and health and beauty. Our top 10 customers represented approximately 20% of our fiscal 2010 net sales with no customer accounting for more than 3% of our fiscal 2010 net sales. Our co-design capabilities and proactive approach to customer service make us an integral part of our customers’ long-term marketing and packaging decisions. The average length of our relationship with our top 10 customers is over 18 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest-cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our more than 75 manufacturing facilities and our national footprint of several warehouse and distribution facilities, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers.

Motivated management team with highly successful track record. We believe that our management team is among the deepest and most experienced in the packaging industry. Our management team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 30 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Dr. Jonathan Rich assumed the role of Chief Executive Officer of Berry effective October 4, 2010. Prior to his new role, Dr. Rich served as President and Chief Executive Officer of Momentive Performance Materials. We believe that the addition of Dr. Rich as CEO brings proven leadership talents and a track record of growth and innovation that we believe will position Berry for continued success.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an International Organization for Standardization management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost-saving opportunities.

Selectively pursue strategic mergers and acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 30 acquisitions since 1988, and have developed an expertise in synergy realization. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. We continue to evaluate additional acquisition opportunities on an ongoing basis and may at any time be in preliminary discussions with third parties regarding acquisitions.

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Pursue new customers. We intend to pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Environmental Matters and Government Regulation

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in our products that directly contact food and drug products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

On July 13, 2010, the Company received an administrative subpoena from the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) requesting information regarding transactions involving a foreign subsidiary of the Company. In the course of its internal review of such transactions, the Company became aware of certain inadvertent violations of OFAC-administered regulations and reported such inadvertent violations to OFAC on September 13, 2010. While it is not possible to predict the response of the US authorities, the Company could be assessed fines or other penalties; however, the Company does not believe any assessed fine or penalty would be material to the Company’s financial position.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence or as a result of the failure to timely identify potential errors, inconsistencies or irregularities in financial results of companies we have acquired or may acquire in the future. For example, we identified some irregularities at one of Pliant’s foreign facilities relating primarily to periods prior to the acquisition of Pliant. These had no material impact on Berry’s operating results. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Recent Developments

Estimated Berry Plastics Fiscal 2010 and Fourth Quarter

Our fourth quarter of fiscal 2010 ended on October 2, 2010. Below is an unaudited estimate of our financial performance for the fiscal 2010 fourth quarter. These amounts are only estimates and may change materially as a result of management’s completion of our results for the fiscal 2010 fourth quarter.

We estimate that net sales will total approximately $1,154 million during its fiscal 2010 fourth quarter, representing an increase of 45% over $795 million in the fiscal 2009 fourth quarter. This increase is a result of acquisition volume growth attributed to the acquisitions of Pliant and Superfos of 34%, net selling price increases of 10% and base volume increases of 1%. Pro forma net sales in the fiscal 2009 fourth quarter were $1,041 million. We estimate that base volumes increased by 1%, 9%, 5% and 7% in our rigid open top, rigid closed top, specialty films and tapes and coatings businesses, respectively, and declined by 45% in our bags and sheeting business.

Also, we estimate that our fiscal 2010 fourth quarter Adjusted EBITDA, excluding unrealized cost reductions, will be approximately $153 million, a decrease from $159 million for the fiscal 2009 fourth quarter.

The following table reconciles net (loss) income to Adjusted EBITDA:

	(Unaudited)
($ in millions)	Estimated Quarterly Period Ended October 2, 2010	Quarterly Period Ended September 26, 2009	Estimated Year Ended October 2, 2010
Adjusted EBITDA	$161	$182	$614
Pro forma acquisitions(1)	—	(30)	(15)
Unrealized cost reductions	(7)	(23)	(59)
Net interest expense	(64)	(48)	(232)
Depreciation and amortization	(82)	(65)	(315)
Income tax (expense) benefit	1	(5)	20
Other	(12)	(2)	(72)

Net (loss) income	$(3)	$9	$(59)

(1)	Represents Superfos and Pliant EBITDA from beginning of period to acquisition date. As of October 2, 2010, the Company had achieved run-rate cost reductions/synergies totaling $1.5 million and $44.1 million for Superfos and Pliant, respectively, on an annualized basis.

As of the fiscal year ended October 2, 2010, Berry Plastics estimates a cash balance of $148 million and outstanding debt of $4,408 million as detailed in the following table. The table below also sets forth such estimates adjusted to give effect to this offering and the use of proceeds.

	Estimated (Unaudited)
	October 2, 2010
($ in millions)	Historical	As adjusted
Cash	$148	$120

Term loan	1,158	1,158
Revolving line of credit	—	—
First Priority Senior Secured Floating Rate Notes	681	681
First Priority Senior Secured Fixed Rate Notes	370	370
Second Priority Notes offered hereby	—	800
8 7/8% Second Priority Senior Secured Fixed Rate Notes	773	—
Second Priority Floating Rate Senior Secured Notes	212	212
9 1/2% Second Priority Fixed Rate Senior Secured Notes	500	500
11% Senior Subordinated Notes	455	455
10 1/4% Senior Subordinated Notes	169	169
Capital leases and other	90	90

Total debt, including current portion	4,408	4,435

After giving effect to the Notes offered hereby and the tender offers, our annual cash interest expense would be $299.0 million assuming current LIBOR rates.

Berry Group, the parent of Berry Plastics Corporation, had $52 million outstanding, net of amounts owned by BP Parallel LLC, under its unsecured term loan at October 2, 2010. Our capital expenditures are forecasted to be approximately $170 million for calendar 2011 including capital expenditures needed for synergy attainment.